Exhibit 99.2
Joint Filer Information

Name:        David Dadante

Address: 773 Village Trail, Gates Mills, Ohio 44040
Designated
Filer: IPOF Fund
Issuer and
Ticker Symbol: Innotrac Corporation (INOC)
Date of Event
Requiring Statement: March 19, 2004

Signature:         /s/ David Dadante
                 David Dadante